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                       KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                    (In thousands except per share amounts)
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                                                  For the Three Months
                                                     Ended March 31,
                                                  --------------------
                                                   1997        1996
                                                   ----        ----
Primary:

  Net earnings (loss) applicable to common
    stock                                        $ (5,336)   $  4,273
                                                 ========    ========
  Weighted average number of common
    shares outstanding                             18,791      18,499

  Weighted average shares issuable on
    exercise of dilutive stock options                  *         112
                                                 --------    --------
  Total                                            18,791      18,611
                                                 ========    ========
Net earnings (loss) per
    common share - primary                       $   (.28)   $    .23
                                                 ========    ========

Fully diluted:
  Net earnings (loss) applicable to common stock $ (5,336) $ 4,273 Elimination of interest expense on 6%
    subordinated convertible debentures
    (net after taxes)                                   *         288
  Elimination of preferred stock dividend
    requirement                                         *         929
                                                 --------    --------
  Net earnings (loss) (as adjusted)              $ (5,336)   $  5,490
                                                 ========    ========
  Weighted average number of shares
    outstanding including shares
    issuable on stock option exercises             18,791      18,611
  Shares issuable on conversion of 6%
    subordinated convertible debentures                 *       1,421
  Shares issuable on conversion of
    Series 2 preferred stock                            *       4,552
  Additional shares using ending market
    price instead of average market on
    treasury method use of stock option
    proceeds                                            *          14
                                                 --------    --------
    Total                                          18,791      24,598
                                                 ========    ========
 Net earnings (loss)per common share
   - fully diluted                               $   (.28)   $    .22
                                                 ========    ========
   * Anti-dilutive and accordingly not included in the computation
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